EXHIBIT 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the 2010 Performance Incentive Plan of OncoGenex Pharmaceuticals, Inc. of our reports dated March 8, 2010 with respect to the consolidated financial statements of OncoGenex Pharmaceuticals, Inc. and the effectiveness of internal control over financial reporting of OncoGenex Pharmaceuticals, Inc., included in its Annual Report (Form 10-K) for the year ended December 31, 2009, filed with the Securities and Exchange Commission on March 8, 2010.

/s/ Ernst & Young LLP Vancouver, Canada
August 13, 2010